Exhibit 99.1

The following unaudited condensed pro forma consolidated balance sheet and consolidated statements of operations (“financial statements”) are based upon the historical financial statements of Accuride Corporation (“Accuride”), adjusted to reflect the disposition of Brillion Iron Works Inc. (“Brillion”).  The following unaudited condensed pro forma consolidated financial statements of Accuride should be read in conjunction with the related notes and with the historical consolidated financial statements of Accuride and the related notes included in previous filings of Form 10-K and 10-Q with the Securities and Exchange Commission.  The unaudited condensed pro forma consolidated balance sheet reflects the disposition of Brillion as if it occurred on June 30, 2016 while the unaudited condensed pro forma consolidated statements of operations give effect to the disposition as if it occurred on January 1, 2015.  The pro forma adjustments, described in the related notes, are based on the best available information and certain assumptions that Accuride management believe are reasonable.

The unaudited condensed pro forma consolidated financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the disposition of Brillion closed on June 30, 2016 for the unaudited condensed pro forma consolidated balance sheet or on January 1, 2015 for the unaudited condensed pro forma consolidated statements of operations.  For example, these financial statements do not reflect any potential earnings or losses or other impacts from the use of the proceeds from the disposition or cost reductions of previously allocated corporate costs and potential subsequent restructuring charges.  Readers should not rely on the unaudited condensed pro forma consolidated financial statements as being indicative of the historical operating results that Accuride would have achieved or any future operating results or financial position that it will experience after the transaction closes.

CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands, except for share and per share data)

	June 30, 2016
	Historical	(b) Brillion Adjustments	Note	Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,831	$11,862	(a)	$39,693
Customer receivables, net of allowance for doubtful accounts	63,712	(7,405)		56,307
Other receivables	6,813	(12)		6,801
Inventories	39,744	(5,191)		34,553
Prepaid expenses and other current assets	8,387	(331)		8,056
Total current assets	146,487	(1,077)		145,410
PROPERTY, PLANT AND EQUIPMENT, net	216,211	(29,538)		186,673
OTHER ASSETS:				—
Goodwill	96,283	—		96,283
Other intangible assets, net	107,598	(2,247)		105,351
Deferred financing costs, net of accumulated amortization	767	—		767
Deferred income taxes	834	—		834
Pension benefit plan assets	14,932	—		14,932
Other	5,108	—		5,108
TOTAL	$588,220	$(32,862)		$555,358
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$61,958	$(6,293)		$55,665
Accrued payroll and compensation	9,638	(2,431)		7,207
Accrued interest payable	12,384	—		12,384
Accrued workers compensation	3,765	(1,068)		2,697
Short-term debt obligations	10,192	—		10,192
Accrued and other liabilities	13,560	(1,761)		11,799
Total current liabilities	111,497	(11,553)		99,944
LONG-TERM DEBT	305,354	—		305,354
DEFERRED INCOME TAXES	13,302	—		13,302
NON-CURRENT INCOME TAXES PAYABLE	6,709	—		6,709
OTHER POSTRETIREMENT BENEFIT PLAN LIABILITY	50,576	(770)		49,806
PENSION BENEFIT PLAN LIABILITY	24,684	—		24,684
OTHER LIABILITIES	8,534	—		8,534
STOCKHOLDERS’ EQUITY:
Common stock and additional paid-in-capital	445,106			445,106
Accumulated other comprehensive loss	(18,479)	(2,713)		(21,192)
Accumulated deficit	(372,106)	(17,826)	(c)	(389,932)
Total stockholders’ equity	54,521	(20,539)		33,982
Noncontrolling interests	13,043	—		13,043
Total Equity	67,564	(20,539)		47,025
TOTAL	$588,220	$(32,862)		$555,358

See Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements

CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended June 30, 2016
(In thousands, except for share and per share data)	Historical	(d) Brillion Adjustments	Pro Forma

NET SALES	$325,058	$33,030	$292,028
COST OF GOODS SOLD	286,501	38,641	247,860
GROSS PROFIT (LOSS)	38,557	(5,611)	44,168
OPERATING EXPENSES:
Selling, general and administrative	24,648	522	24,126
INCOME (LOSS) FROM OPERATIONS	13,909	(6,133)	20,042
OTHER INCOME (EXPENSE):
Interest expense, net	(16,806)	—	(16,806)
Other income, net	564	—	564
INCOME (LOSS) BEFORE INCOME TAXES	(2,333)	(6,133)	3,800
INCOME TAX PROVISION (BENEFIT)	756	(2,147)	2,903
NET INCOME (LOSS)	(3,089)	(3,986)	897
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(807)	—	(807)
NET INCOME (LOSS) ATTRIBUTABLE TO STOCKHOLDERS	$(2,282)	$(3,986)	$1,704

Weighted average common shares outstanding—basic	48,204		48,204
Basic income (loss) per share attributable to stockholders	$(0.05)	$(0.08)	$0.03
Weighted average common shares outstanding—diluted	48,644		48,644
Diluted income (loss) per share attributable to stockholders	$(0.05)	$(0.08)	$0.03

See Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements

CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Year Ended December 31, 2015
	Historical	(d) Brillion Adjustments	Pro Forma

NET SALES	$685,574	$94,886	$590,688
COST OF GOODS SOLD	605,869	100,933	504,936
GROSS PROFIT (LOSS)	79,705	(6,047)	85,752
OPERATING EXPENSES:
Selling, general and administrative	45,871	1,062	44,809
Impairment of goodwill	4,414	4,414	—
INCOME (LOSS) FROM OPERATIONS	29,420	(11,523)	40,943
OTHER EXPENSE:
Interest expense, net	(33,376)	—	(33,376)
Other loss, net	(4,143)	—	(4,143)
INCOME (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(8,099)	(11,523)	3,424
INCOME TAX PROVISION (BENEFIT)	(138)	(4,033)	3,895
LOSS FROM CONTINUING OPERATIONS	(7,961)	(7,490)	(471)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(430)	—	(430)
NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO STOCKHOLDERS	$(7,531)	$(7,490)	$(41)

Weighted average common shares outstanding—basic	47,961		47,961
Basic loss per share — continuing operations attributable to stockholders	$(0.16)	$(0.16)	$(0.00)

Weighted average common shares outstanding—diluted	47,961		47,961
Diluted loss per share — continuing operations attributable to stockholders	$(0.16)	$(0.16)	$(0.00)

See Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements

ACCURIDE CORPORATION

NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a)         This adjustment represents the receipt of $14.0 million in cash consideration at the closing of the transaction, net of fees and expenses of approximately $2.1 million.

(b)         These adjustments reflect the elimination of assets and liabilities attributable to Brillion, with the exception of adjustments for cash and cash equivalents and equity, as discussed in notes (a) and (c).

(c)          This adjustment reflects the loss of $17.8 million arising from the transaction.  This estimated loss has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature.  No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the asset purchase agreement.

(d)         These adjustments reflect the elimination of the historical results of Brillion for the period presented.  The estimated income tax effect of the pro-forma adjustments is calculated using the historical statutory rates in effect for the periods presented.